Exhibit 16.1

                         [Ernst & Young LLP Letterhead]


October 7, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 2, 2003 of V-One Corporation and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP